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                                                                    Exhibit 99.2

                                              news
FRB | WEBER SHANDWICK
      FINANCIAL COMMUNICATIONS

                                                RE:  FTI Consulting, Inc.
                                                     900 Bestgate Road
                                                     Annapolis, MD 21401
                                                     (410) 224-8770

   FOR FURTHER INFORMATION:

   AT FTI CONSULTING:  AT FRB|WEBERSHANDWICK:

   Jack Dunn           Marilyn Windsor     Lisa Fortuna        Tim Grace
   Chairman & CEO      General Inquiries   Analyst Inquiries   Media Inquiries
   (410) 224-1483      (702) 515-1260      (312) 640-6779      (312) 640-6667

   FOR IMMEDIATE RELEASE
   WEDNESDAY, FEBRUARY 5, 2003

                 FTI CONSULTING ANNOUNCES COMMON STOCK OFFERING

  Offers 2.1 Million Shares of Common Stock by the Company and 21,969 Shares by
                              Selling Stockholders

  ANNAPOLIS, MD, February 5, 2003--FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today announced that it intends to sell 2.1 million shares of its common stock and selling stockholders intend to sell 21,969 shares of common stock in an underwritten offering.

  The company expects to commence its previously announced underwritten public offering of its common stock tomorrow, February 6, 2003. The underwritten offering, which will be made only by means of a prospectus, will be led by Lehman Brothers and co-managed by Banc of America Securities LLC, Adams, Harkness & Hill, Inc., Janney Montgomery Scott LLC and SunTrust Robinson Humphrey.

  The company's registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. This common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

  When available, copies of the preliminary prospectus relating to the offering may be obtained by contacting Lehman Brothers Inc., c/o ADP Prospectus Department, 1155 Long Island Avenue, Edgewood, New York, 11717, or by calling 631-254-7106.

  Fourth-Quarter Conference Call
  The company plans to conduct a conference call to discuss fourth-quarter and full-year 2002 results

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FTI Consulting, Inc.
Add 1

after completion of the offering and will announce the date and time as soon as it is determined.


About FTI Consulting
FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of "bet-the-company" litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

                FTI is on the Internet at www.fticonsulting.com.

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